Exhibit 23.1

Consent of Pedersen & Houpt, P.C.

         Pedersen & Houpt, P.C. hereby consents to all references made to it in Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of Blue Rhino Corporation, including under the caption “Experts,” and to the inclusion of its opinion incorporated by reference thereto, as filed with the Securities and Exchange Commission on November 27, 2002.

/s/ Pedersen & Houpt, P.C.

Chicago, Illinois

November 27, 2002

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